EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated November 16, 2000, on the consolidated financial statements of Tanisys Technology, Inc. for the years ended September 30, 2000 and 1999, included in this Form 10-K, into the Company’s previously filed Registration Statement File No. 333-51394.

Brown, Graham and Company P.C.

Austin, Texas
December 13, 2000